EXHIBIT 99.1

                  EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
             THIRD QUARTER AND NINE-MONTHS ENDED SEPTEMBER 30, 2004


San Juan, Puerto Rico, October 26, 2004--EuroBancshares, Inc. (Nasdaq: EUBK) (the "Company") today reported its results for the third quarter and nine months ended September 30, 2004.

EuroBancshares' net income for third quarter 2004 increased 119.4% to $5.4 million, or $0.28 per diluted share compared to net income of $2.5 million, or $0.18 per diluted share, for the same period in 2003, after giving effect to a two-for-one stock split effective July 15, 2004, the issuance of 3,450,000 shares effective August 11, 2004 in our Initial Public Offering (IPO) and an additional 517,500 shares effective September 15, 2004 from the exercise of the underwriters' over-allotment option in connection with the IPO. Return on Average Assets (ROAA) for the third quarter of 2004 was 1.10%, compared to a ROAA of 0.85% for the same quarter in 2003. Return on Average Common Equity
(ROAE) for third quarter of 2004 was 19.12%, compared to 16.34% for the third quarter of 2003.

Net income for the first nine months of 2004 amounted to $16.6 million, compared to $6.3 million for the same period a year ago, representing an increase of 163.4%. Net income included an extraordinary gain of $4.4 million resulting from the acquisition of The Bank & Trust of Puerto Rico (BankTrust) in May 2004. Accordingly, net income before extraordinary gain for the nine months ended September 30, 2004 was $12.2 million, or $0.74 per diluted share, compared to net income of $6.3 million, or $0.45 per diluted share, for the same period in 2003. ROAA for the nine months ended September 30, 2004 before extraordinary gain was 0.96%, compared to a ROAA of 0.76% for the same period in 2003. ROAE for the nine months ended September 30, 2004 before extraordinary gain was 19.25%, compared to 14.27% for same period in 2003.

The Company reported total interest income of $28.6 million for the third quarter of 2004, compared to $18.1 million for the third quarter of 2003. Total interest income for the nine months ended September 30, 2004 was $73.0 million, compared to total interest income of $52.8 million for nine months ended September 30, 2003. These increases, which resulted primarily from increases in average interest-earning assets, were despite the reduced yields experienced during the nine months ended September 30, 2004. Year to date average interest-earning assets increased to $1.6 billion at September 30, 2004, when compared to $1.0 billion at September 30, 2003. Average third quarter interest-earning assets increased to $1.9 billion at September 30, 2004, as compared to $1.1 billion at September 30, 2003. During the nine month period ended September 30, 2004 the Company benefited from the higher average balances of loans, the assets acquired in the BankTrust acquisition, and the higher interest rate environment, particularly in the last quarter.

Total interest expense was $11.1 million for the quarter ended September 30, 2004, as compared to $8.0 million for the same quarter in 2003. Total interest


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expense for the nine months  ended  September  30,  2004 was $29.3  million,  as compared to $23.9 million for the same period in 2003. These increases resulted from the net effect of higher interest-bearing liabilities and the lower costs of funds that the Company experienced in 2004. Average quarter interest bearing liabilities increased to $1.7 billion at September 30, 2004, as compared to $987.7 million at September 30, 2003. Year to date average interest bearing liabilities at September 30, 2004 increased to $1.5 billion, as compared to $944.1 million at September 30, 2003. These increases resulted from organic growth as well as from the acquisition of BankTrust in May 2004.

Net interest margin on a fully taxable equivalent basis and spread increased to 3.85% and 3.56% for the third quarter of 2004, as compared to 3.83% and 3.50% for the same quarter of 2003, respectively. However, net margin and spread show a slight reduction to 3.72% and 3.45% for the nine months ended September 30, 2004, as compared to 3.82% and 3.49%, respectively, for the same period a year ago. The reduction in net interest margin is mainly attributable to the interest rate environment earlier in the year. The increases in the prime rate in the third quarter of 2004 did not offset the impact of the longer period of relatively lower rates on the year to date ratios.

The provision for loan losses for the quarter ended September 30, 2004 was $1.9 million, as compared to $1.5 million for the quarter ended September 30, 2003. Year to date provision for loan losses for the nine months ended September 30, 2004 was $5.9 million, as compared to $5.1 million for the same period in 2003. The increase in the provision is the result of higher levels of loans.

The Company recorded non-interest income of $2.4 million in the third quarter of 2004, as compared to $1.8 million in the third quarter of 2003. This includes $303.3 thousand and $603.9 thousand in net gains on sale of loans and other assets for the third quarters of 2004 and 2003, respectively. Non-interest income for the nine months ended September 30, 2004 amounted to $5.7 million, as compared to $6.2 million for the same period in 2003. The Company recognized a net loss on the sale of loans and other assets of $56.8 thousand for the nine months ended September 30, 2004, as compared to a $2.5 million net gain for the nine months ended September 30, 2003. Excluding net gain on sale of loans and other assets, other non-interest income increased 65.4% and 55.4% for the third quarter and nine months ended September 30, 2004, as compared to the same periods in 2003. This increase was mainly attributed to increases in service charges, and fee income.

Non-interest expense for the third quarter of 2004 increased 38.4% to $9.8 million at September 30, 2004, as compared to $7.1 million at September 30, 2003. Non-interest expense for the nine months ended September 30, 2004 increased to $26.0 million, up 25.4% from $20.8 million for the same period in 2003. These increases were mainly concentrated in personnel, occupancy and professional expenses. The increase in non-interest expense continued to reflect the establishment of the Mayaguez branch in September 2003 and the Hatillo branch in March 2004, the Company's growth in total assets, and increase in operating expenses after the acquisition of BankTrust. However, the Company was able to improve its efficiency ratio, on a fully taxable equivalent basis, to 48.09% from 57.58% for the quarter ended September 30, 2004 and 2003,


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respectively,  and 51.33% for the nine  months  ended  September  30,  2004,  as compared to 57.59% for the same period a year ago.

EuroBancshares increased its total assets to $1.969 billion at September 30, 2004 from $1.321 billion at December 31, 2003. Total loans also increased by $467.0 million, to $1.366 billion at September 30, 2004, from $899.4 million at December 31, 2003. Deposits went up by $396.6 million, from $984.5 million at December 31, 2003 to $1.381 billion at September 30, 2004. Other borrowings increased to $419.6 million at September 30, 2004, as compared to $264.6 million at December 31, 2003. The 2004 totals included assets of $522.0 million, net loans of $336.3 million, and deposits and borrowings assumed of $484.3 million as a result of the acquisition of BankTrust on May 3, 2004.

Total stockholders' equity increased to $152.9 million as of September 30, 2004, as compared to total stockholders' equity of $65.1 million as of December 31, 2003. This increase resulted primarily from the issuance of common stock in the amount of $6.0 million in a private placement and the issuance $5.6 million of common stock, both as a result of the BankTrust acquisition in May 2004, and the issuance of $50.1 million of common stock in the IPO effective August 11, 2004, including the exercise of the underwriters' over-allotment option effective September 15, 2004. In addition, this increase also reflects the issuance of $10.8 million of preferred stock in connection with our acquisition of BankTrust.

Rafael Arrillaga-Torrens, Chairman, President and Chief Executive Officer, commented, "We are most pleased with our results for the quarter, which reflect the success of our business strategy of focusing on providing commercial loans to the small to mid-sized market. We believe there are continued growth opportunities in this market although we have seen an increase in competition. We are also continuing to pursue our efforts to leverage our commercial relationships through cross-selling other products and services to meet the personal financial needs of our commercial customers, their owners, executives, and employees. We believe that we have significantly expanded our capabilities in this area through our recent acquisition of BankTrust. Our lease finance operation continues to experience strong growth.

"We will also look to grow our business through selective acquisitions and additional branch openings. By 2007, we plan to have opened an additional six branches and expect to be able to provide convenient service to approximately 80% of the population of Puerto Rico at that time. Our branch expansion strategy has produced organic growth as indicated by our increasing levels of deposits and loans."

Mr. Arrillaga-Torrens concluded, "We are most pleased with the success of our recent initial public offering. Everyone at EuroBancshares is excited about the opportunities this increase in capital gives us to grow our business."

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its


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wholly owned  banking  subsidiary,  Eurobank;  EBS  Overseas,  an  international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares' most recent reports on Form S-1 and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.